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                                                                                                               OMB APPROVAL

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                                                         UNITED STATES                                  OMB Number:        3235-0058
                                              SECURITIES AND EXCHANGE COMMISSION                        Expires:    January 31, 2002
                                                    Washington, D.C. 20549                              Estimated average burden
                                                                                                        hours per response . . 2.50

                                                                                                      ------------------------------
                                                         FORM 12b-25

                                                                                                         ---------------------------
                                                                                                               SEC FILE NUMBER
                                                 NOTIFICATION OF LATE FILING                                       0-27122
                                                                                                         ---------------------------

                                                                                                         ---------------------------
(Check One):   [x] Form 10-K   [ ] Form 20-F    [ ] Form 11-K   [ ] Form 10-Q     [ ] Form N-SAR                 CUSIP NUMBER
                                                                                                                  006854103

                                                                                                         ---------------------------
                    For Period Ended:                  June 30, 2000
                                        ---------------------------------------------
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition  Report on Form N-SAR
                    For the Transition Period Ended:
                                                       -----------------------------------------------------------------------------

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                                  Part IV, Item 14(a)(c), Exhibits
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PART I  --  REGISTRANT INFORMATION
                                                       Adept Technology, Inc.
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Full Name of Registrant
                                                                 N/A
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Former Name if Applicable
                                                        150 Rose Orchard Way
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Address of Principal Executive Office (Street and Number)
                                                         San Jose, CA 95134
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City, State and Zip Code

PART II  --  RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

         (a)   The reasons  described in  reasonable  detail in Part III of this form could not be eliminated  without  unreasonable effort or expense;

         (b)   The subject annual report,  semi-annual  report,  transition  report on Form 10-K,  Form 20-F, 11-K or Form N-SAR, or portion  thereof,  will be filed on or before the fifteenth  calendar day following the  prescribed  due date; or the
[x]            subject  quarterly report of transition  report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c)   The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III  --  NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,  N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                                      See Attached Extra Sheet

(Attach Extra Sheets if Needed)         Potential   persons  who  are  to  respond  to  the  collection  of
------------------------------------    information contained in this form are not required to respond unless the form
SEC 1344 (6/94)                         displays a currently valid OMB control number.

PART IV  --  OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

                      Kenneth R. Lamb, Esq.                               415                               393-8200
     ------------------------------------------------------------------------------------- -----------------------------------------
                              (Name)                                  (Area Code)                      (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the
     Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that the  registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                                                                     [x] Yes  [ ] No
     -------------------------------------------------------------------------------------------------------------------------------

(3)  Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                                                                     [ ] Yes  [x] No

     If so, attach an explanation of the anticipated  change, both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

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                                                        Adept Technology, Inc.
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                                             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date                    September 28, 2000                   By                     /s/ Michael W. Overby
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                                                                               Michael W. Overby, Chief Financial Officer

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representa- tive. The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer),  evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

                                                              ATTENTION
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             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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Adept Technology, Inc.
Form 12b-25:  Notification of Late Filing
September 28, 2000
SEC File Number:  0-27122
Attached Sheet 1 of 1

Part III --- Narrative

         Adept Technology, Inc. ("the Registrant") is not able to file all exhibits required under Item 601 for Form 10-K without unreasonable effort or expense. The Registrant has been unable to timely conclude its compilation and review of all exhibits in light of recent operational matters that have required substantial management time and resources. The Registrant will file all the necessary exhibits to complete the Form 10-K within the time prescribed by Rule 12b-25.